EXHIBIT 2.4

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PATRICIO RABY BENAVENTE	[NOTARY’S SEAL]
NOTARY PUBLIC
MONEDA 920 – SUITE 205
[ILLEGIBLE PHONE AND FAX NUMBERS]
SANTIAGO

[Seal: [illegible] COMPTROLLER’S OFFICE]

[In manuscript: 12-15-2000; 5:15 p.m.; followed by signature]

ENTRY No. 5017-2000

REQUEST FOR RECORDATION

SHAREHOLDERS’ AGREEMENT

LAN CHILE S.A.

In Santiago, Chile, on the fourteenth day of December in the year two thousand, Mrs. LADY ALVAREZ VERA, a Chilean national, married, employed, domiciled at number one thousand five hundred ninety Dublé Almeyda, holder of national I.D. number five million three hundred twenty-five thousand six hundred forty dash six, appears before me, PATRICIO RABY BENAVENTE, an Attorney and Notary Public for the Fifth Notary’s Office of Santiago, located at number nine hundred twenty Moneda Street, suite two hundred five, Santiago, and requests that a certain LAN CHILE S.A. SHAREHOLDERS’ AGREEMENT, dated December fourteenth, two thousand, be entered in the Register, recorded and copied, the aforementioned document having been duly executed by the individuals listed therein and their respective signatures having been authorized by Notary Public Patricio Raby Benavente on December fourteenth in the year two thousand, all of the above consisting of seventeen pages, which shall have been recorded at the end of my Register for the current month under number five thousand seventeen dash two thousand. In witness whereof, the applicant affixes her signature and is given a copy thereof. I attest to the above. LADY ALVAREZ VERA. PATRICIO RABY BENAVENTE. Notary Public.

The document that is being recorded is as follows:

LAN CHILE S.A.

SHAREHOLDERS’ AGREEMENT

In Santiago, Chile, on December 14, 2000:

A)	INVERSIONES SANTA CECILIA S.A., a company engaged in the business activities suggested by its name, with Tax I.D. No. 96,904,050-6, hereinafter also “SANTA CECILIA”, herein represented, as evidenced at the conclusion hereof, by Mr. Juan Luis Rivera Palma, holder of national I.D. No. 8,514,511-8 and by Mr. Alejandro Eduardo Puentes Bruno, holder of national I.D. No. 8,860,493-8, all of the above being domiciled at No. 3,000 Apoquindo Avenue, 17th floor, Las Condes, Santiago;

B)	BANCARD S.A., an investment company, with Tax I.D. No. 96,894,180-1, hereinafter also “BANCARD”, herein represented, as evidenced at the conclusion hereof, by Mr. Juan Luis Rivera Palma, holder of national I.D. No. 8,514,511-8 and by Mr. Alejandro Eduardo Puentes Bruno, holder of national I.D. No. 8,860,493-8, all of the above being domiciled at No. 3,000 Apoquindo Avenue, 17th floor, Las Condes, Santiago;

C)	INVERSIONES COSTA VERDE, S.A., a company engaged in the business activities suggested by its name, with Tax I.D. No. 96,910,370-9, hereinafter also “COSTA VERDE”, herein represented, as evidenced at the conclusion hereof, by Mr. Juan José Cueto Plaza, holder of national I.D. No. 6,694,240-6 and by Mr. Luis Felipe Cueto Plaza, holder of national I.D. No. 7,040,323-4, both of whom are also appearing on their own behalf, all of the above being domiciled at No. 0440 El Bosque Norte Avenue, 14th floor, Las Condes, Santiago;

D)	INMOBILIARIA E INVERSIONES ASTURIAS S.A., a company engaged in the business activities suggested by its name, with Tax I.D. No. 96,782,530-1, hereinafter also “ASTURIAS”, herein represented, as evidenced at the conclusion hereof, by Mr. Juan José Cueto Plaza, holder of national I.D. No. 6,694,240-6 and by Mr. Luis Felipe Cueto Plaza, holder of national I.D. No. 7,040,323-4, all of the above being domiciled at No. 0440 El Bosque Norte Avenue, 14th floor, Las Condes, Santiago;

E)	INVERSIONES AÉREAS CGP S.A., a company engaged in the business activities suggested by its name, with Tax I.D. No. 96,882,290-3, hereinafter also “CGP”, herein represented, as evidenced at the foot hereof, by Mr. José Cox Donoso, holder of national I.D. No. 6,065,868-4, both of the above being domiciled at No. 3,000 Apoquindo Avenue, suite 1602, Las Condes, Santiago; and

F)	INVERSIONES AÉREAS CGP DOS S.A., a company engaged in the business activities suggested by its name, with Tax I.D. No. 96,902,570-1, herein also “CGP DOS”, herein represented, as evidenced at the conclusion hereof, by

Mr. José Cox Donoso, holder of national I.D. No. 6,065,868-4, both of the above being domiciled at No. 3,000 Apoquindo Avenue, suite 1602, Las Condes, Santiago; have agreed to enter into a Shareholders’ Agreement, designed to establish restrictions on the assignability of shares, which shall be governed by legislation currently in effect, particularly Securities Exchange Law No. 18045 and Corporations Law No. 18046 and its respective Regulations, as well as by the clauses and provisions hereinbelow set forth:

ONE: RECITALS AND DEFINITIONS

1.1 LAN CHILE S.A., hereinafter “LAN CHILE”, is a publicly traded corporation among whose principal shareholders are SANTA CECILIA, BANCARD, COSTA VERDE, ASTURIAS, CGP and CGP DOS, hereinafter collectively or individually “The Shareholders” or “Shareholders”. The corporation was organized pursuant to a public instrument executed on December 30, 1983 before Santiago Notary Public Mr. Eduardo Avello Arellano.

A digest of the public instrument providing for organization of the corporation was recorded on page 20341, under entry No. 11248, in the Commercial Register of the Santiago Recorder for the year 1983, and was published in issue No. 31,759 of the Official Gazette on December 31, 1983.

1.2 The capital stock of LAN CHILE is equal to US$ 134,303,353 and is divided into 318,909,090 subscribed for and paid-in shares.

1.3 The interest of each of the aforementioned shareholders in the capital stock of LAN CHILE is as follows:

NAME	# SHARES	%
SANTA CECILIA	65,827,874	20.6415
BANCARD	20,714,411	6.4954
COSTA VERDE	102,024,425	31.9917
ASTURIAS	860,000	0.2697
CGP	2,694,841	0.8450
CGP DOS	2,694,840	0.8450

1.4 For purposes of this Agreement, the shares listed in subsection 1.3 above and all LAN CHILE shares that Shareholders may in the future acquire in any manner, either directly or through controlled persons, shall be deemed included hereunder. In addition, any shares held outright or beneficially by entities or persons belonging to the corporate group of which the Shareholders form a part and controlled by the Shareholders, shall likewise be deemed included hereunder.

1.5 For purposes of this Agreement, any provision for periods of days shall be deemed to mean calendar days and be computed pursuant to articles 48 and 50 of the Civil Code, unless periods of holidays or bank business days are specifically provided, in which case these shall prevail.

TWO: SHAREHOLDERS’ AGREEMENT

SANTA CECILIA, BANCARD, COSTA VERDE, ASTURIAS, CGP and CGP DOS do hereby, in their capacity as LAN CHILE Shareholders, enter into the following Shareholders’ Agreement, which shall govern matters relating to the assignability of shares, on the basis of the following provisions:

Commencing on the date hereof, in the event that any Shareholder wishes to dispose in any manner of its LAN CHILE shares in whole or in part, whether in response to a good-faith offer originating from a third party or on its own initiative, such Shareholder undertakes to grant a right of first refusal with respect to such shares to the other Shareholders bound by this Agreement in proportion to the shares owned by such other Shareholders as holders of record in the LAN CHILE stock ledger and included under this Agreement on the date on which the representative of the selling Shareholder notifies the chairman of the board of LAN CHILE, or any replacement, substitute or successor thereof, (hereinafter the “Chairman”) of the right of first refusal granted to the other Shareholders, as indicated in subsection 2.1 below.

In the event of a concrete purchase offer by a third party, the acquisition shall be effected at least on the same terms as those offered by the interested party.

In order properly to provide this right of first refusal, the following rules shall be observed:

2.1 The right of first refusal described in this subsection is designed to govern the disposition of LAN CHILE shares by any Shareholder hereunder.

Any Shareholder wishing to dispose in any manner of all of its LAN CHILE shares or any portion thereof, either on its own initiative or in response to a verbal or written third-party offer and whether or not such third party is a LAN CHILE shareholder, shall grant this right of first refusal and shall fully, fairly and promptly inform the other Shareholders, notifying the Chairman of the board thereof in writing. In such notice, the selling Shareholder shall describe in precise detail the proposed terms for acquisition of the shares and shall, as the case may be, attach or indicate:

(i)	A copy of the offer, as the case may be, listing the name and identification of the interested party;

(ii)	The price per share as well as the terms, time of payment, currency of payment, readjustments, interest and guaranties; and

(iii)	Any other relevant data or information necessary for properly advising the other Shareholders of the transaction.

In the event of a third-party offer, the notice to the Chairman of the board shall be issued immediately but no later than within 7 days following the date on which the selling Shareholder receives such offer from the third party or shareholder.

The procedure to be observed is as follows:

(a)	The Chairman shall notify the other Shareholders in writing of the offer through identical means, including a copy of the supporting data, within a period of 5 days commencing on the date of receipt of the offer by the Chairman.

(b)	The receiving Shareholders shall have a deadline of 20 days to reply in writing, commencing upon receipt by their representative of the notice from the Chairman.

Within such period, the receiving Shareholders may assign their right of first refusal to each other in whole or in part. Such assignment shall be recorded in writing and shall indicate the date, the name of both the assigning Shareholder and the assignee, the number of shares included in the assignment, the price, as the case may be, and the signature of both assignor and assignee.

(c)	A reply, whether indicating an exercise or waiver of the right of first refusal, shall likewise be addressed to the Chairman by the representative of each Shareholder. If the right of first refusal is to be exercised, each representative shall provide the name(s) of the receiving Shareholder(s) opting to exercise the right of first refusal on the proposed terms, and shall also indicate the number of shares that each Shareholder is to acquire, including those to which each such Shareholder is entitled in its capacity as assignee.

The right of first refusal may not be exercised with respect to a greater number of LAN CHILE shares than each such Shareholder is entitled to, out of the total number of offered shares, in proportion to the shares hereunder which each such Shareholder owns as holder of record in the LAN CHILE stock ledger on the indicated date, in addition to those shares to which it may be entitled pursuant to any assignment performed in accordance with items (b) and (c) above. In the latter event, the Shareholder exercising the right of first refusal shall attach a copy of the relevant assignment to its letter of acceptance of the offer.

If the receiving Shareholders fail to reply in a timely manner, they shall be deemed to have irrevocably waived their right of first refusal under this Agreement, which shall expire with respect to them upon the conclusion of the 20-day period.

If the right of first refusal is not exercised in full by either one or more Shareholders, the parties shall proceed as provided in this subsection 2.1, items (g) et seq.

(d)	Notice of exercise of the right of first refusal by the representatives of the other Shareholders shall be given within the 20-day deadline described in item (c) above, and shall include a copy of any assignment of rights performed in accordance with items (b) and (c), as the case may be.

(e)	Once the Chairman receives a reply from the representatives of the other Shareholders, whether indicating an exercise in full of the right of first refusal or an express or tacit waiver by all such Shareholders, he shall notify the representative of the selling Shareholder immediately, but no later than within three days.

(f)	The closing date shall be set by the Chairman on a bank business day not to exceed 5 bank business days following the original 20-day deadline. The Chairman shall likewise set the time and indicate a Notary’s Office in the Comuna [Neighborhood] of Las Condes, and shall notify the interested parties thereof within a period of 2 bank business days in order to enable them to be present for the simultaneous formalization of the share transfer agreement with respect to all exercising Shareholders. The Neighborhood of Las Condes, Metropolitan Region, is hereby established as special domicile for such purposes. The notary shall be specifically authorized to deliver to the relevant party any certificates and records required in connection therewith.

(g)	If the shares included in the offer are not acquired by the Shareholders granted a right of first refusal due to failure to either exercise such right in full or pay the price in a timely manner, such shares may be sold to the third-party offeror or to any other third party; provided, however, that they shall be sold at least on the same price and form of payment terms as announced and offered to the other Shareholders.

(h)	The sale described in item (g) shall be legally formalized within a period of 5 days commencing on the date of expiry of the offer as indicated in item (c) above, as the case may be. Otherwise, in order to sell its shares, the Shareholder shall be required to perform once again the entire procedure provided in this subsection 2.1.

2.2 The arbitrator appointed pursuant to section five below shall be specifically authorized to rule immediately, without need of summoning the parties and without due legal process, at the request of the chairman of LAN

CHILE or any shareholder, on any matter regarding procedure, notification systems, formalization of agreements, including identification of time, date and place for execution thereof, and the resolution of doubts arising in connection with the interpretation and application of the provisions set forth in this section.

2.3 The representatives of SANTA CECILIA, BANCARD, COSTA VERDE, ASTURIAS, CGP and CGP DOS hereby grant the person appointed as arbitrator under section five hereof and, on a secondary basis and in the same order, the persons appointed as first, second and third alternates under such section, a special and irrevocable power of attorney to sell and transfer on behalf of the Shareholders acting as principals any shares offered and accepted or included in the sale by virtue of this procedure. Accordingly, such attorney-in-fact shall have full power and authority to receive payment of the purchase price, deliver the securities and execute any public or private instruments evidencing the relevant agreements and transfers.

2.4 For legal and contractual purposes, the address provided by the representatives of SANTA CECILIA, BANCARD, COSTA VERDE, ASTURIAS, CGP and CGP DOS in section seven hereof or amended pursuant thereto shall constitute the proper and valid address for notices and service of process pursuant to this section two, and no evidence to the contrary shall be admitted.

2.5 The rights provided in favor of the parties in this section two are not in any manner assignable to third parties, except as provided in subsection 2.1 above, items (b) and (c).

2.6 Notwithstanding the foregoing, by way of exception, any Shareholder may freely dispose of its LAN CHILE shares in whole or in part and not be subject to the provisions of this section two if such shares are in any manner sold to another individual or entity belonging to the same corporate group as the selling Shareholder, provided, in the latter case, that the capital or corporate structure of the acquiring corporation is substantially similar to that of the selling Shareholder, to the extent that:

(a)	The acquiring corporation belongs to the same corporate group or is under common control therewith, all the above in accordance with the provisions of articles 96 and 99 of the aforementioned Law 18,045; and

(b)	The acquiring corporation states in writing that it shall adhere in full to all terms of this Agreement and assume all rights and obligations of the parties arising therefrom.

The instrument evidencing adhesion to the terms of the Agreement as hereinabove indicated shall be executed simultaneously with, and on the same date as, the purchase of the shares or rights and shall be a condition precedent for the transfer thereof, and the relevant Shareholder shall provide the general manager of LAN CHILE with a copy of such instrument within 5 days following the date of execution thereof.

2.7 Notwithstanding the foregoing, any third party acquiring LAN CHILE shares pursuant to this Shareholders’ Agreement shall, as a condition precedent to transfer of the shares and execution of the relevant assignment agreement, agree to adhere to the terms of the Shareholders’ Agreement as set forth in item (b) of subsection 2.6 above. In the event of violation of this provision, the selling shareholder shall be subject to the fine described in section three of this Agreement.

THREE: PENALTY CLAUSE

3.1 SANTA CECILIA, BANCARD, COSTA VERDE, ASTURIAS, CGP and CGP DOS agree that, in the event of failure to perform or violation of any of the principal or secondary obligations provided in this Agreement, the nonperforming party shall be penalized by means of a maximum fine or compensatory penalty which the parties set in advance as the equivalent in pesos of 15% of the market value of the shares held hereunder by the relevant nonperforming Shareholder at the time of such violation or nonperformance; provided, however, that such shares shall be valued at their weighted average trading price for the last 5 trading days prior to the effective date of the notice given to the arbitrator pursuant to subsection 2.1.

3.2 The arbitrator shall at all times be authorized to assess and regulate with prudence the penalty to be assessed, which shall range from 10,000 UF [Unidades de Fomento or Development Units], payable in pesos according to the Development Unit exchange rate reported by the Central Bank of Chile or its successor agency as being in effect on the effective payment date and, in the event of a dispute, no later than by the third bank business day following execution of the arbitration judgment providing for such payment, and the maximum penalty indicated in subsection 3.1 above, considering for such purposes the nature and importance of the violated obligation, the responsibility of the nonperforming party, the number of shares it holds hereunder and the damage incurred by the creditors.

3.3 If, due to its nature, the violated obligation can be performed or the violation cured in an alternative manner and the nonperforming party is willing to perform the obligation or cure the violation in such manner or has in fact done so, the arbitrator shall take this circumstance particularly into account with a view to mitigating the penalty, and may even, but only in this case, release the nonperforming party from penalty payments altogether.

3.4 If, due to its nature, the violated obligation is enforceable and the complainant requests such enforcement, the arbitrator may provide for a sanction in the form of a late penalty and assess it as a daily or periodic fine until the debtor performs its obligation, as the case may be.

3.5 The fine assessed by the arbitrator on the nonperforming party shall be distributed among the complainant shareholders in proportion to the shares held by them hereunder pursuant to the LAN CHILE stock ledger on the date of the relevant arbitration judgment.

3.6 All fines arising either from delay in performing or from partial or full nonperformance of principal or secondary obligations under this Agreement shall be assessed on, and collected from, SANTA CECILIA, BANCARD, COSTA VERDE, ASTURIAS, CGP and CGP DOS, as the case may be, which entities shall be jointly liable for their own violations.

3.7 The parties waive the right to bring action for damages incurred due to nonperformance or delay, limiting themselves for all intents and purposes to the agreed-upon contractual indemnification or the indemnification determined by the arbitrator hereunder.

3.7 In the event of default on, or delay in, payment of the fine assessed by the arbitrator, interest shall accrue at the highest contractual interest rate for either readjustable transactions exceeding 360 days or non-readjustable transactions of up to 1 year, as the case may be, commencing on the date of default or delay and persisting until the date of actual payment of the fine.

FOUR: TERM

This Shareholders’ Agreement shall be in effect indefinitely.

FIVE: ARBITRATION

5.1 Any doubt or difficulty arising in connection with the interpretation, performance, rescission, execution, validity, existence, invalidity or applicability of this Shareholders’ Agreement, as well as any determination as to the justification for and amount of any contractual indemnification resulting from nonperformance hereunder, shall be resolved on each such occasion by an arbitrator or mediator without due legal process and on a non-appealable basis, which remedy of appeal the parties hereby waive in advance. The arbitrator shall be specifically authorized to rule on the invalidity or validity of the arbitration clause itself and on his own scope and sphere of jurisdiction.

5.2 The parties hereby appoint Mr. Sergio Urrejola Monckeberg as arbitrator; if he is unwilling or unable to serve, or if, while serving, is affected by an unforeseen event, the parties appoint Mr. Sergio Diez Urzúa as first alternate; if he is unwilling or unable to serve, or if, while serving, is affected by an unforeseen event, the parties appoint Mr. José María Eyzaguirre García de la Huerta as second alternate; and if he is unwilling or unable to serve, or if, while serving, is affected by an unforeseen event, the parties appoint Mr. Sergio Diez Arriagada.

5.3 In the absence of all appointed arbitrators, even if due to an unforeseen event occurring in the course of performance of their duties, an arbitrator shall be appointed by mutual agreement between the parties or, absent such agreement, by the Civil Court Judge for the Department of Santiago, who shall be required to nominate an attorney who, at the time of accepting such nomination, is actively employed as Professor of Civil or Commercial Law at the Law School of either Universidad Católica or Universidad de Chile in Santiago. In such event, the arbitrator shall arbitrate as of procedure and be bound by legal principles as to substance.

5.4 The arbitrator shall especially be given the power and authority provided in sections two, three and five.

SIX: SPECIAL DOMICILE

For all purposes arising from this Shareholders’ Agreement, the parties establish the Neighborhood of Las Condes as their special domicile and submit to the agreed-upon arbitrational jurisdiction.

SEVEN: NOTICES

7.1 For all legal and contractual purposes arising from this Agreement, any notices to be provided by or to Shareholders or Shareholder Groups shall be deemed validly given if addressed to the representative of each of the Shareholder Groups:

A) INVERSIONS SANTA CECILIA S.A.
Representative:	Juan Luis Rivera Palma – Alejandro Puentes Bruno
Address:	No. 3000 Apoquindo Avenue, 18th Floor, Las Condes
Fax:	2344849
Attention:	Juan Luis Rivera
cc:	Ana María Delano
Address:	No. 3000 Apoquindo Avenue, 17th Floor, Las Condes
Fax:	3620877
E-mail:	jlrivera@bancard.cl	adelano@bancard.cl
Attention:	Juan Luis Rivera	Ana María Delano

B) BANCARD S.A.
Representative:	Juan Luis Rivera Palma – Alejandro Puentes Bruno
Address:	No. 3000 Apoquindo Avenue, 18th Floor, Las Condes
Fax:	2344849
Attention:	Juan Luis Rivera
cc:	Ana María Delano

Address:	No. 3000 Apoquindo Avenue, 17th Floor, Las Condes
Fax:	3620877
E-mail:	jlrivera@bancard.cl	adelano@bancard.cl
Attention:	Juan Luis Rivera	Ana María Delano

C) INVERSIONES COSTA VERDE S.A.
Representative:	Juan José Cueto Plaza – Luis Felipe Cueto Plaza
Address:	No. 0440 El Bosque Norte Avenue, 14th Floor, Las Condes
Fax:	2035380
Attention:	Juan Carlos Navajas
cc:	Juan José Cueto Plaza
Address:	No. 0440 El Bosque Norte Avenue, 14th Floor, Las Condes
Fax:	2035380
E-mail:	jcnavaja@cverde.cl	jjcueto@cverde.cl
Attention:	Juan Carlos Navajas	Juan José Cueto Plaza

D) INMOBILIARIA E INVERSIONES ASTURIAS S.A.
Representative:	Juan José Cueto Plaza – Luis Felipe Cueto Plaza
Address:	No. 0440 El Bosque Norte Avenue, 14th Floor, Las Condes
Fax:	2035380
Attention:	Juan Carlos Navajas
cc:	Juan José Cueto Plaza
Address:	No. 0440 El Bosque Norte Avenue, 14th Floor, Las Condes
Fax:	2035380
E-mail:	jcnavaja@cverde.cl	jjcueto@cverde.cl
Attention:	Juan Carlos Navajas	Juan José Cueto Plaza

E) INVERSIONES AEREAS CGP S.A.
Representative:	Ignacio Guerrero Gutiérrez
Address:	No. 3000 Apoquindo Avenue, suite 1602, Las Condes
Fax:	(56-2) 378.8006
Attention:	Ignacio Guerrero Gutiérrez
cc:	José Cox Donoso
Address:	No. 3000 Apoquindo Avenue, suite 1602, Las Condes
Fax:	3788006
E-mail:	iguerrero@cmbchile.cl
Attention:	Ignacio Guerrero Gutiérrez

F) INVERSIONES AEREAS CGP S.A.
Representative:	José Cox Donoso
Address:	No. 3000 Apoquindo Avenue, suite 1602, Las Condes
Fax:	(56-2) 378.8006
Attention:	José Cox Donoso
cc:	Ignacio Guerrero Gutiérrez
Address:	No. 3000 Apoquindo Avenue, suite 1602, Las Condes
Fax:	3788006
E-mail:	josecoxd@cmbchile.cl
Attention:	José Cox Donoso

7.2 Notices shall be conveyed in writing and be sent by certified mail through a Notary Public or by any other certifiable means and shall, additionally, be sent by fax.

7.3 In connection with the simplified right of first refusal procedure governed by subsection 2.6, item (a), any notices and other forms of communication provided therein shall be conveyed only by physical delivery at the relevant addresses and by fax.

7.4 No allegation shall be admissible if based on a change of address or fax number that has not been reported to the other parties hereto in a timely manner through the means provided in this section.

EIGHT: DELIVERY OF AGREEMENT TO THE COMPANY

The Notary Public is hereby authorized to deposit a notarized copy of this document in the hands of the general manager of LAN CHILE and to require that reference thereto be made on the company’s stock ledger, all of the above in accordance with article 14 of Law 18,046.

NINE: LEGAL CAPACITY

9.1 The legal capacity of Messrs. Juan Luis Rivera Palma and Alejandro Eduardo Puentes Bruno to represent “Inversiones Santa Cecilia S.A.” is evidenced by a public instrument executed on August 11, 2000 before Santiago Notary Public Mr. Hugo Leonardo Pérez Pousa.

9.2 The legal capacity of Messrs. Juan Luis Rivera Palma and Alejandro Eduardo Puentes Bruno to represent “Bancard S.A.” is evidenced by a public instrument executed on August 11, 2000 before Santiago Notary Public Mr. Hugo Leonardo Pérez Pousa.

9.3 The legal capacity of Messrs. Juan José Cueto Plaza and Luis Felipe Cueto Plaza to represent “Inversiones Costa Verde S.A.” is evidenced by a public instrument executed on December 10, 1996 before Santiago Notary Public Mr. René Benavente Cash.

9.4 The legal capacity of Messrs. Juan José Cueto Plaza and Luis Felipe Cueto Plaza to represent “Inmobiliaria e Inversiones Asturias S.A.” is evidenced by a public instrument executed on May 20, 1997 before Santiago Notary Public Mr. René Benavente Cash.

9.5 The legal capacity of Mr. José Cox Donoso to represent “Inversiones Aéreas CGP S.A.” is evidenced by a public instrument executed on December 13, 2000 before Santiago Notary Public Mr. Patricio Raby Benavente.

9.6 The legal capacity of Mr. José Cox Donoso to represent “Inversiones Aéreas CGP Dos S.A.” is evidenced by a public instrument executed on January 7, 2000 before Santiago Notary Public Mr. Patricio Raby Benavente.

TEN: COUNTERPARTS AND SIGNATURES

This Agreement is executed in eight (8) identical counterparts, of which each of the parties shall be given one, one shall be recorded at the Office of a Santiago Notary, and one shall be used for the purposes described in section eight hereof.

/S/	/S/
Juan Luis Rivera Palma	Alejandro Eduardo Puentes Bruno
For INVERSIONES SANTA CECILIA S.A.

/S/	/S/
Juan Luis Rivera Palma	Alejandro Eduardo Puentes Bruno
For BANCARD S.A.

/S/	/S/
Juan José Cueto Plaza	Luis Felipe Cueto Plaza
For INVERSIONES COSTA VERDE S.A.

/S/	/S/
Juan José Cueto Plaza	Luis Felipe Cueto Plaza
For INMOBILIARIA E INVERSIONES ASTURIAS S.A.

/S/
José Cox Donoso
For INVERSIONES AEREAS CGP S.A.

/S/
José Cox Donoso
For INVERSIONES AEREAS CGP DOS S.A.

On the date hereof, I certify the signatures of Mr. JUAN LUIS RIVERA PALMA, C.N.I. [National I.D.] No. 8,514,511-8, and of Mr. ALEJANDRO EDUARDO PUENTES,

C.N.I. No. 8,860,493-8, in their capacity as representatives of INVERSIONES SANTA CECILIA S.A. and of BANCARD S.A.; Mr. JUAN JOSE CUETO PLAZA, C.N.I. No. 6,694,240-6, and Mr. LUIS FELIPE CUETO PLAZA, C.N.I. No. 7,040,323-4, in their capacity as representatives of INVERSIONES COSTA VERDE S.A. and of INMOBILIARIA E INVERSIONES ASTURIAS S.A.; and Mr. JOSE COX DONOSO, C.N.I. No. 6,065,868-4, in his capacity as representative of INVERSIONES AEREAS CGP S.A. and of INVERSIONES AEREAS CGP DOS S.A.

Santiago, December 14, 2000

PATRICIO RABY BENAVENTE

NOTARY PUBLIC

FIFTH NOTARY’S OFFICE FOR SANTIAGO

[Seal]

THIS COPY BEING IN ACCORDANCE WITH THE ORIGINAL, I HEREBY AFFIX MY SIGNATURE AND SEAL HERETO – Santiago, on this fifteen day of December of year two thousand.